"The holder of this security must not trade the security before • , 2016".

No. •

           • , 2015

CMX GOLD & SILVER CORP.

WARRANT TO PURCHASE • SHARES OF

COMMON STOCK, NO PAR VALUE PER SHARE

FOR VALUE RECEIVED, •  (the “Warrantholder”), is entitled to purchase, subject to the provisions of this Warrant, from CMX GOLD & SILVER CORP., an Alberta corporation (the “Corporation”), at any time on or after • , 2015 and prior to 5:00 P.M., on • , 2017 (the “Expiration Date”), at an exercise price per share equal to U.S. $0.16 (the exercise price in effect being herein called the “Warrant Price”) • shares (the “Warrant Shares”) of the Corporation’s common stock, no par value (the “Common Shares”) as constituted on the date hereof, by surrendering to the Calgary office of the Corporation this Warrant Certificate with a Subscription Form set forth on the reverse side hereof duly completed and executed, accompanied by cash, cheque, bank draft or money order in lawful money of the United States payable to the Corporation at its Calgary office where this Warrant certificate is so surrendered in an amount equal to the purchase price of the Common Shares so subscribed for.

This Warrant Certificate, the Subscription Form attached hereto, and the cash, cheque, bank draft or money order shall be deemed to be so surrendered only upon personal delivery thereof or, if sent by mail or other means of transmission, upon actual receipt thereof by the Corporation as specified above.

Certificates for Common Shares subscribed for will be mailed to persons specified in the Subscription Form at the respective addresses specified therein or, if so specified in such Subscription Form, delivered to such persons at the office of the Corporation where the applicable Warrant Certificate was surrendered, five business days after the due surrender of such Warrant Certificate and payment as aforesaid (provided that if the Common Shares are to be issued to a person other than the Warrantholder, the Warrantholder’s signature on the Subscription Form herein shall be guaranteed by a Canadian chartered bank, by a Canadian trust Corporation, or by a member firm of any Canadian stock exchange and the Warrantholder shall pay to the Corporation all applicable transfer or similar taxes and the Corporation shall not be required to issue or deliver Common Shares unless or until such Holder shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid or that no tax is due) the Common Shares to be issued to such person and such person shall become a Holder of such Common Shares with effect from the date of such exercise. In the event of a purchase of a number of Common Shares fewer than the number which can be purchased pursuant to this Warrant Certificate, the Warrantholder shall be entitled to receive without charge a new Warrant Certificate in respect of the balance of such Common Shares not then purchased.

In case of any reorganization or recapitalization of the Corporation (by reclassification of its outstanding capital stock or otherwise), or its consolidation or amalgamation with another corporation, or the sale, conveyance, lease or other transfer by the Corporation of all or substantially all of its property, pursuant to any of which events the then outstanding shares of the Corporation's capital are split up or combined, or are changed into or become exchangeable for other shares of stock, the Warrantholder, upon any exercise of this Warrant, shall be entitled to receive, in lieu of the Common Shares which Warrantholder would otherwise be entitled to receive upon such exercise and without any payment in addition to the purchase price therefor, the shares of stock which the Warrantholder would have received upon such reorganization, recapitalization, consolidation, amalgamation, sale or other transfer, if immediately prior thereto Warrantholder had owned the Common Shares to which such exercise of this Warrant relates and had exchanged such Common Shares in accordance with the terms of such reorganization, recapitalization, consolidation, amalgamation, sale or other transfer. Such adjustments provided for herein are cumulative and shall apply (without duplication) to successive or other events resulting in any adjustment herein, provided that no adjustment shall be made in the number of Common Shares which may be acquired on the exercise of a Warrant unless it would result in a change of at least one hundredth of a Common Share (provided, however, that any adjustments which are not required to be made pursuant to the terms hereof shall be carried forward and taken into account in any subsequent adjustment).

Notwithstanding the foregoing provisions, no adjustment provided for herein shall require the Corporation to sell a fractional share under this Warrant.

Nothing contained in this Warrant Certificate or otherwise shall be construed as conferring upon the Warrantholder hereof any right or interest whatsoever as a holder of Common Shares or other securities of the Corporation or any other right or interest except as herein expressly provided.

IN WITNESS WHEREOF CMX GOLD & SILVER CORP. has caused this Warrant Certificate to be executed as of • , 2015.

CMX GOLD & SILVER CORP.

Per:  _______________________________________

SUBSCRIPTION FORM

Certificate No. 2015- •

TO:

CMX GOLD & SILVER CORP.

148 – 555 Strathcona Blvd. S.W.

P.O. Box 74113

Calgary, Alberta  T3H 3B6

1.

The undersigned Warrantholder of the within Warrant Certificate hereby subscribes for ___________ Common Shares (the "Common Shares") of CMX GOLD & SILVER CORP. pursuant to the within Warrant Certificate at U.S. $0.16 per Common Share, on the terms specified in the Warrant Certificate and encloses herewith in cash, cheque, bank draft or money order, payable to CMX GOLD & SILVER CORP. in payment of the subscription price for the above number of Common Shares.

2.

The undersigned hereby directs that the Common Shares be issued and delivered as follows:

Name	Address (include Zip code)	Number of Common Shares

(Please print full name in which shares are to be issued. If securities are to be issued to a person other than the Warrantholder, the Warrantholder must pay to the Corporation all eligible taxes and the signature of the Warrantholder must be guaranteed).

DATED this _____ day of _____________________, 20___.

__________________________________

Signature of Subscriber

Print name and address of subscriber in full below:

Name:

Address, including Zip code:

________ Please check box if certificates representing these Common Shares are to be delivered at the office of the Corporation where this Warrant is surrendered, failing which the Certificate will be mailed to the address(es) set forth above.

Warrants will expire at 5:00 p.m. (Calgary time) on • , 2017 and must be exercised before that time, otherwise the same will be null and void and of no effect.